                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)

                               (Amendment No. 2)*

                              The Brazil Fund, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
-------------------------------------------------------------------------------
                         (Title and Class of Securities)

                                    105759104
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                                 (CUSIP Number)

                              Bruno Sangle-Ferriere
                             Carrousel Capital Ltd.
                              203-205 Brampton Road
                                 London SW3 1LA
                                +44 20 7823 7044
-------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                November 3, 2005
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               (Page 1 of 7 Pages)

-----------------------                                     --------------------
CUSIP No. 105759104              SCHEDULE 13D                  PAGE 2 OF 7 PAGES
--------------------------------------------------------------------------------
    1      NAME  OF REPORTING  PERSONS
           I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

           The Carrousel Fund Ltd.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP* (a)  [X]
                                                                (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
           OO
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM  2(d) or 2(e)                                     [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE  OF ORGANIZATION
           Cayman Islands
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
                                             0
                        --------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
     BENEFICIALLY                            478,900
       OWNED BY         --------------------------------------------------------
    EACH REPORTING         9     SOLE DISPOSITIVE POWER
     PERSON WITH                             0
                        --------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                             478,900
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
--------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*  [ ]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           2.9%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
           CO; IV(1)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





------------------------
(1) Not registered under the Investment Company Act of 1940.

----------------------                                    ----------------------
CUSIP No. 105759104              SCHEDULE 13D                  PAGE 3 OF 7 PAGES
--------------------------------------------------------------------------------
    1      NAME  OF REPORTING  PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           The Carrousel Fund II Limited
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
           OO
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM  2(d) or 2(e)                                  [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE  OF ORGANIZATION
           Cayman Islands
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
                                             0
                        --------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
     BENEFICIALLY                            470,400
       OWNED BY         --------------------------------------------------------
    EACH REPORTING         9     SOLE DISPOSITIVE POWER
     PERSON WITH                             0
                        --------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                             470,400
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
--------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*  [ ]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           2.9%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
           CO; IV(1)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





------------------------
(1) Not registered under the Investment Company Act of 1940.

----------------------                                  ------------------------
CUSIP No. 105759104                SCHEDULE 13D               PAGE 4 OF 7 PAGES
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

           Carrousel Capital Ltd.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
           N/A
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM  2(d) or 2(e)                                  [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE  OF ORGANIZATION
           United Kingdom
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
                                             0
                        --------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
     BENEFICIALLY                            949,485
       OWNED BY         --------------------------------------------------------
    EACH REPORTING         9     SOLE DISPOSITIVE POWER
     PERSON WITH                             0
                        --------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                             949,485
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      949,485
--------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*  [ ]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           5.9%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
           CO; IA(1)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




------------------------
(1) Not registered under the Investment Advisers Act of 1940.

------------------------                                 -----------------------
CUSIP No. 105759104             SCHEDULE 13D                   PAGE 5 OF 7 PAGES
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Bruno Sangle-Ferriere
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
           N/A
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM  2(d) or 2(e)                                  [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE  OF ORGANIZATION
           France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
                                             0
                        --------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
     BENEFICIALLY                            949,485
       OWNED BY         --------------------------------------------------------
    EACH REPORTING         9     SOLE DISPOSITIVE POWER
     PERSON WITH                             0
                        --------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                             949,485
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    949,485
--------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*  [ ]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           5.9%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP No. 105759104                 SCHEDULE 13D              PAGE 6 OF 7 PAGES
--------------------------------------------------------------------------------

ITEM 1.  SECURITY AND ISSUER.

         This Amendment No. 2 to the statement on Schedule 13D amends Items 4 and 7 of the statement on Schedule 13D originally filed by: (a) The Carrousel Fund Ltd. ("Carrousel Fund I"), (b) The Carrousel Fund II Limited ("Carrousel Fund II"), (c) Carrousel Capital Ltd. ("Carrousel"), and (d) Bruno Sangle-Ferriere ("Sangle-Ferriere" and, collectively with Carrousel Fund I, Carrousel Fund II and Carrousel Capital, the "Reporting Persons") with the Securities and Exchange Commission on September 16, 2005 and amended by Amendment No. 1 filed on October 21, 2005, which relates to the shares of common stock, $0.01 par value per share, of The Brazil Fund, Inc., a Maryland corporation (the "Fund"). The principal executive offices of the Fund are located at 345 Park Avenue, New York, New York 10154.

ITEM 4.  PURPOSE OF TRANSACTION.

         Item 4 is hereby amended by adding the following:

         On October 28, 2005, the Fund announced that it would defer the 2005 Annual Meeting until June 2006. In response, on November 3, 2005, Carrousel sent a letter to the Board of Directors of the Fund (the "Annual Meeting Letter"), which stated that Carrousel believed this action by the Board to be in violation of Maryland law and NYSE regulations. Accordingly, the Annual Meeting Letter requested that the Board reinstate the 2005 Annual Meeting on December 13, 2005. The foregoing description of the Annual Meeting Letter is not intended to be complete and is qualified in its entirety by the complete text of the Annual Meeting Letter, which is filed as Exhibit G hereto and is incorporated herein by reference.

         Other than as set forth above, none of the Reporting Persons or, in the case of non-individual Reporting Persons, any of their directors or executive officers identified in Item 2, have any present plans or proposals which relate to or could result in, any of the matters referred to in paragraphs (a) through
(j), inclusive, of Item 4 of Schedule 13D (although they reserve the right to develop any such plans or proposals).

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 is hereby amended by adding the following:

Exhibit G. Letter, dated November 3, 2005, from Carrousel Capital Ltd. to
        The Brazil Fund, Inc., Board of Directors.

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CUSIP No. 105759104                 SCHEDULE 13D              PAGE 7 OF 7 PAGES
--------------------------------------------------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: November 7, 2005




                                         THE CARROUSEL FUND LTD.

                                         By:   /s/ Bruno Sangle-Ferriere
                                              -----------------------------
                                              Name:  Bruno Sangle-Ferriere
                                              Title: Attorney-in-fact

                                         THE CARROUSEL FUND II LIMITED

                                         By:   /s/ Bruno Sangle-Ferriere
                                              -----------------------------
                                              Name:  Bruno Sangle-Ferriere
                                              Title: Attorney-in-fact

                                         CARROUSEL CAPITAL LTD.

                                         By:  /s/ Bruno Sangle-Ferriere
                                              -----------------------------
                                              Name:  Bruno Sangle-Ferriere
                                              Title: Director

                                              /s/ Bruno Sangle-Ferriere
                                              ------------------------------
                                              Bruno Sangle-Ferriere